Exhibit 10.18

The MENTOR  Executive Leadership Incentive Plan

“Mentor/the Company” shall mean National Mentor Holdings, Inc., a Delaware corporation, and (except to the extent the context requires otherwise) any subsidiary corporation of National Mentor Holdings, Inc., a Delaware corporation, as such term id defined in Section 425 of the Code.

Incentive Compensation Philosophy

MENTOR’s primary objectives are to provide quality care and services to people with special needs, continue as an attractive employer of choice and achieve strong organizational and financial growth.

Competitive base salary levels and merit increases are intended to reward executives for performing the ongoing aspects of their jobs in a high quality manner.

MENTOR has developed this Leadership Incentive Plan (the “Plan”) to align variable compensation with organization goals and participant performance.

The Plan has been designed to compliment the other elements of total pay and to support achievement of Company growth and quality goals by providing:

•                  incentives that closely align pay with quality care and leader, divisional, and organizational-wide performance goals related to the financial growth of MENTOR; and

•                  meaningful and competitive variable compensation opportunities that effectively attract and retain talented executives.

Incentive Plan Guiding Principles

The Plan is based on a set of principles necessary for an effective incentive system.  They are as follows:

1.               Variable Compensation.  MENTOR recognizes that we attract, motivate and retain our high performing leaders and executives by providing total compensation that is fair, competitive and reflective of their performance and contribution to our success.  Because of their greater responsibilities for and impact upon our business results, a greater portion of leaders’ and executives’ annual total cash compensation opportunities (base salary plus incentive) will be comprised of incentive compensation award opportunities than for other employees.

2.               Corporate Growth & Quality.  Incentives are linked with MENTOR’s core values, critical success factors and strategic intent.  MENTOR intends to provide incentives to leaders and executives commensurate with their levels of responsibility and results achieved. While financial performance is the key component for funding incentive payouts, service quality will not be overlooked. Individual and unit performance reviews will specifically examine quality, service and operational excellence as key criteria for determining incentive plan payouts.   The Plan is designed to closely link incentives to growth in EBITDA and potentially to other growth metrics over time.

Administration

The Plan is to be approved by the Board of Directors,  and will be  interpreted  and administered by a designated Compensation Committee.  The administrative duties shall include:

•                  Determining eligibility criteria and approving which leaders & executives shall participate in the Plan.

•                  Approving any changes to the threshold, target or maximum payout opportunities as a percentage of base salary.

•                  Approving each Plan Year, the performance measures and goals to be used for measuring performance at the threshold, target and maximum levels.

•                  Determining/approving actual performance achieved vs. goals at the end of each Plan Year.

•                  Determining the size of the discretionary pool for awarding high performing individuals or units in years where consolidated, division or unit growth was insufficient to create an equitable incentive pool.

•                  Approving, at the end of each Plan Year, the percentage of base salary (or dollar) amount to be paid to each Plan participant.

•                  Reviewing and approving the policies and procedures to be used in administration of the Plan.

•                  Rendering any decisions necessary with regard to the interpretation of the Plan’s policies and procedures.

Eligibility & Award Opportunity

Initial eligibility for participation in the Plan shall be limited to those individuals in the following positions, and the corresponding initial threshold, target and maximum payout opportunities as a percentage of base salary are:

Participants	Payout Opportunity: Thresh/Target/Max
• Chief Executive Officer	20%/40%/80%
• Executive Group/EVP’s	20%/40%/80%
• Senior Vice Presidents and Division Presidents	15%/30%/45%

The payout opportunities indicated in the preceding table are subject to plan funding, as explained in the next section of the plan document, and actual payouts may be prorated or even zero if individual performance is below expectations or if sufficient funding is not achieved to pay the awards.

Plan Structure & Funding

To provide funding for the approved participants’ payout percentages of salary (threshold-maximum) as covered in the previous section, consolidated growth between pre-approved threshold, target and maximum goals must be achieved. In the initial year, the total pool of funds allocated for incentive awards will be based upon consolidated growth in EBITDA. Acquisitions, divestitures and other extraordinary items will be excluded, or appropriate adjustments will be made by the Committee. In subsequent years, a combination of revenue and EBITDA growth or other key metrics may be used, as approved by the Committee. Based upon the level of growth on a consolidated basis, an example of funding for a single-factor plan is illustrated in the chart below:

Single Factor Funding Chart

EBITDA Growth	5%	10%	15%
Pool Funding	50%	100%	200%

Upon creation of the overall funding pool, each reporting level will then receive incentive compensation funding based upon the performance of the consolidated organization and/or their division as follows:

Pool Allocation

Job Level	Corporate	Division
Corporate	100%	0%
Division Pres.	25%	75%

For example, the funding for a Division President would be based upon both the performance of the consolidated organization as well as the President’s division.

The “Consolidated Funding” portion would be obtained from the funding chart above.  The “Division Funding” portion would be based upon the proportion of consolidated growth which was achieved by each division, and subsequently allocated to division participants, states and subunits.

An example of how funding, pool allocations, performance reviews and actual payouts are calculated/determined is included in the appendix.

Discretionary Payout Pool

In the event that there is not sufficient funding of the overall pool based upon consolidated performance results or a division, state or unit pool based upon division growth to adequately fund the division/state/unit pools, the Plan administrators will have a contingency pool from which to approve discretionary awards to high performing participants in those organizations.

Performance Focus Areas and Weights

Participants will have their performance evaluated by their supervisors and leadership based upon the growth of their division and/or of the overall organization, as well as their personal achievements in the quality, service and operational excellence areas. Participants may be assigned a limited number of other key, annual business goals, depending upon job roles and levels.  Growth is defined as increases in revenue, EBITDA and/or service volumes. EBITDA growth will be used for the first year to facilitate implementation and clear communications.

Significant client service or quality lapses can result in reduction or even total forfeiture of incentive payouts, based upon individual performance reviews.

Goals and performance weights will be finalized based upon business plan cycles, and should be communicated to participants and in place prior to the start of each Plan year.

(Note:  To meet the IRC section 162m $ million dollar cap performance plan safe harbor for top 5 named executive officers in public companies, the goals must be measurable, approved by the Board and disclosed to shareholders for their approval.)

Target, minimum Threshold and Maximum performance levels will be established for each Performance Focus Area measure (EBITDA, revenue growth, and other key business goals or volume growth where applicable) and linked to payout percentage opportunities, which are typically:

•                  50% of target payout for the threshold compared to target performance level;

•                  100% of target payout for 100% of target performance; and

•                  150% to 200% (depending upon organizational level) of target payout for maximum performance.

Payouts for performance levels between threshold and maximum will be calculated based upon pro-ration/interpolation.

Performance Period, Award Calculation/Payment Methodology and Timing

Performance goals (and possibly weights) will be set and measured on a fiscal year basis with incentive payments to be made based upon audited results following the end of each year.

Prior to the beginning of each Plan Year, the CEO and leadership team will:

•                  Determine and recommend to the Plan Administrators for approval:

•                  Potential payout ranges;

•                  Measures, weights, percentages and goals for each eligible employee; and

•                  Administration procedures changes, if any.

•                  Communicate to each participant the applicable performance measures and levels, as well as potential payout range.

During the year, situations may arise which warrant legitimate changes to the measures and goals of a participant.  Such changes would only be allowed if they are consistent with the goals and objectives of MENTOR and occur within the first half of the annual incentive period.   In such cases, the Plan Administrators and/or an official designee shall review and approve any changes to a participant’s measures and goals.

(Note: to meet IRC section 162m million dollar cap performance plan safe harbor requirements for top 5 named executive officers, as determined for SEC disclosure purposes, goals cannot be changed after approved by Board and shareholders.)

Within two-and-one-half months after the end of the fiscal year, the Plan Administrators and/or an official designee shall:

•                  Review, evaluate and determine each participant’s performance against the general quality, service & operational excellence expectations & any predetermined performance goals.

•                  Determine the amount of incentive compensation payable to each participant.

•                  Communicate the performance and payouts linkage/amounts, and ensure checks are delivered within the necessary timeframe.

Award payments will be calculated using the following methodology:

1.               Funding pools will be calculated based upon consolidated growth vs. the pre-establishes targets, with further allocation to divisions and units based upon their relative/proportional growth contributions compared to other divisions/units. Growth results will be determined by the Committee, and will reflect any necessary adjustments for acquisitions, divestitures and other extraordinary items.

2.               Discretionary pool funding, if any, for awards to high performing individuals in divisions/units without (sufficient) funding will be determined by the committee.

3.               Based upon pool funding, schedules will be prepared and shared with “supervisors” indicating the “mechanically-allocated” payout opportunity allocated for each individual along with their threshold, target and maximum  percentages of base salary.

4.               Did the participant’s results vs. assigned performance goals meet minimum threshold, target or maximum expectations and demonstrate growth in each of the assigned  EBITDA, revenue and/or service volume categories?

5.               Were there any  quality or service problems within the participant’s control that should potentially reduce or nullify the payouts?

6.               Supervisors will then document performance results along with actual payout  recommendations. Within the pool,  upwards or downwards adjustment to the individual incentive allocation will be made.

7.               The performance reviews and recommended payouts will be reviewed by the CEO and recommended to the Compensation Committee for approval. The Committee will assess the CEO’s performance to determine the actual incentive payout.

8.               A detailed example is included in the appendix.

Sale of Company/Change in Control Provisions

In the event of a Sale of the Company/Change in Control, as defined below, the Plan Year will terminate and all eligible employees will receive a pro-rated portion of their earned incentive.

Sale of the Company shall mean the sale to a third party or affiliated group of third parties, as determined by the Board Compensation Committee in its discretion, of (i) capital stock of the Company possessing the voting power to elect a majority of the Company’s nBoard of Directors(whether by merger, consolidation or sale or transfer of the Company’s capital stock) or (ii) more than 50% of the Company’s assets determined on a consolidated basis; provided that in any event, the term “Sale of the Company” shall not include an offering of securities tom the public.

Termination Provisions

a.               Voluntary termination – employees who terminated employment voluntarily prior to the actual payment date, other than by retirement, will not be paid any incentive under the plan for the performance year.

b.              Involuntary termination for cause – employees whose employment is involuntarily terminated for cause will not be eligible for any incentive payments under the Plan.

“Cause” shall mean any of the following: (i) theft or embezzlement, or attempted theft or embezzlement, of money or property of the Company or any subsidiary, perpetration or attempted perpetration of fraud, or participation in a fraud or attempted fraud, on the Company or any subsidiary or unauthorized appropriation of, or attempt to misappropriate, any tangible or intangible assets or property of the Company or any subsidiary, (ii) any act or acts of disloyalty, misconduct or moral turpitude injurious to the interest, property, operations, business reputation of the Company or any subsidiary or (iii) failure or inability (other than by reason of disability) to carry out effectively a participant’s duties and obligations to the Company and its subsidiaries or to participate effectively and actively in the management of the Company and its subsidiaries, as determined in the reasonable judgment of the Compensation Committee of the Board.

c.               Reduction in Force – based upon actual performance and service achieved, any partial, pro-rated incentives earned will be paid at the normal payout date to employees who have been terminated by reason of a reduction in force.

d.              Retirement – based upon actual performance and service achieved, any partial, pro-rated incentives earned will be paid at the normal payout date to employees who terminate employment through retirement.

e.               Death – based upon actual performance and service achieved, any partial, pro-rated incentives earned will be paid to participants’ estates at the normal payout date for any who cease employment during the year due to the death.

Exclusions

Not withstanding the above, participants are eligible for an incentive payout only if their reviewer certifies that their performance is acceptable, based on the following:

•                  Fulfilling general responsibilities and expectations, including a demonstrated commitment to the quality of programming, service to customers, and the effectiveness of the work environment for employees;

•                  Successfully meeting financial objectives;

•                  Meeting their organizational/business objectives; and

•                  Conducting themselves in alignment with the values of the company.

Mentor generally believes that executive supervision involves regular clarification of expectations, straight forward feedback on performance, support for success, and regular guidance on areas where performance requires improvement.  In light of this, supervisors will be asked to provide feedback on a quarterly basis as to whether or not an incentive eligible leader is meeting these basic performance expectations.  These conversations should be documented for any quarter where a participant is judged as not meeting requirements and fully for the annual review.  On an annual basis, supervisors of incentive eligible leaders will be expected to fill out a form to document performance appraisal and  to activate any incentive eligibility of the leaders reporting to them.

Special Provisions

a.               Promotions, job transfers – incentive plan goals and payout opportunities will be reestablished upon transfer or promotion to a new position.  At the end of the performance period, earned incentive pay will be prorated for performance achieved prior to transfer and in the new position based on the date of transfer.

b.              Interruptions in work

i)                             Long-term illness or disability:  generally, a long-term illness or disability will not affect the eligibility of an employee in the incentive plan.  Performance objectives will not be adjusted based on the work interruption, although actual performance achieved will be evaluated and corresponding incentive pay out will be prorated based on the amount of time worked during the performance period.

“Disability” shall mean the inability, due to illness, accident, injury, physical or mental incapacity or other disability, of any participant to carry out effectively their duties and obligations to the Company or to participate effectively and actively in the management of the Company for a period of at least 90 consecutive days or for shorter periods aggregating at least 90 days (whether or not consecutive) during any 180-day period, as determined in the reasonable judgment of the Compensation committee of the Board.

ii)                          Special assignments:  will generally not impact either the target goals or incentive pay out.  If the special assignment is of a significant nature or duration, incentive plan goals may be renegotiated and incentive earnings will be prorated based on the time spent in each position during the performance period as in promotions or job transfers.

Section 162(m) Provisions

In the event the company partakes in an Initial Public Offering or otherwise becomes a publicly held company without an Initial Public Offering and becomes subject to Section 162(m) of the Internal Revenue Code, and applicable regulations, the plan terms shall be disclosed in the prospectus accompanying the initial public offering.  Furthermore, prior to the beginning of the next plan year following the Company becoming publicly held without an Initial Public Offering or prior to the beginning of the third plan year following an Initial Public Offering, the Plan, as currently stated or amended, shall be presented for shareholder approval as required by Section 162(m) and applicable regulations.

APPENDEX-replace with new example

MENTOR INCENT PLAN FUNDING & ALLOCATION EXAMPLE